Exhibit 23.1


                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statements No. 33-71130 of Black Hills Corporation on Form S-3 and Registration Nos. 33-63059, 333-17451, 333-61969, 333-30272 and 333-63264 of Black Hills Corporation on Form
S-8 of our report dated November 15, 2002 (which expresses an unqualified opinion and includes an emphasis of the matter paragraph relating to the adoption of Statement of Financial Accounting Standard No. 133) on Black Hills Corporation as of December 31, 2001 and 2000 and for the three years in the period ended December 31, 2001, appearing in this Form 8-K.

DELOITTE & TOUCHE LLP
Minneapolis, Minnesota
November 25, 2002